Exhibit 4.2

iShares® Gold Trust Micro

Standard Terms for Authorized Participant Agreements

Dated as of June 15, 2021

STANDARD TERMS FOR AUTHORIZED PARTICIPANT AGREEMENTS (the “Standard Terms”) agreed to as of June 15, 2021, by and between The Bank of New York Mellon, a New York banking corporation, and iShares Delaware Trust Sponsor LLC, a Delaware limited liability company.

ARTICLE I

ORDERS FOR PURCHASE AND REDEMPTION

Section 1.01. Authorization to Purchase and Redeem Baskets. Subject to the provisions of the Authorized Participant Agreement, during the term of the Authorized Participant Agreement, the Authorized Participant will be authorized to purchase and redeem Baskets of iShares in compliance with the provisions of the Trust Agreement.

Section 1.02. Procedures for Orders. Each party hereto agrees to comply with the provisions of the Trust Agreement and the Procedures to the extent applicable to it.

Section 1.03. Consent to Recording. The phone lines used by the Trustee, the Custodian or their affiliated persons may be recorded, and the Authorized Participant hereby consents to the recording of all calls with any of those parties.

Section 1.04. Irrevocability. The Authorized Participant agrees on behalf of itself and any Authorized Participant Client that delivery to the Trustee of an Order shall be irrevocable; provided that each of the Trust and the Sponsor reserves the right to reject any Order in compliance with the provisions of the Trust Agreement.

Section 1.05. Costs and Expenses. The Authorized Participant shall be responsible for any and all expenses and costs incurred by the Trust in connection with any Orders.

Section 1.06. Delivery of Property to the Trust. The Authorized Participant understands and agrees that in the event Deposit Property is not transferred to the Trust by the time specified in the Purchase Order and in compliance with the Procedures and the Trust Agreement, a Purchase Order may be cancelled by the Trustee and the Authorized Participant will be solely responsible for all costs incurred by the Trust, the Trustee or the Custodian related to the cancelled Order.

Section 1.07. Title to Deposit Property and iShares Surrendered for Redemption. The Authorized Participant represents and warrants to the Trustee and the Sponsor that:

a.     in connection with each Purchase Order, the Authorized Participant will have full power and authority to transfer to the Trust the corresponding Deposit Property, and that, upon delivery of such Deposit Property to the Custodian and/or the relevant subcustodian in accordance with the Procedures, the Trust will acquire good and unencumbered title to such property, free and clear of all liens, charges, duties imposed on the transfer of assets and encumbrances and not subject to any adverse claims or transferability restrictions, whether arising by operation of law or otherwise; and

b.     as of the close of a day that the exchange on which the Trust is listed is open for regular trading and on which the Authorized Participant has placed any Redemption Order for the purpose of redeeming any iShares, it or the Authorized Participant Client, as the case may be, will own (within the meaning of Rule 200 of Regulation SHO) or has arranged to borrow for delivery to the Trust on or prior to the settlement date of the Redemption Order the number of iShares to be redeemed. In either case, the Authorized Participant acknowledges that: (i) it has or if, applicable, its Authorized Participant Client has full legal authority and legal right to tender for redemption the requisite number of iShares and to receive the entire proceeds of the redemption and (ii) if such iShares submitted for redemption have been loaned or pledged to another party or are the subject of a repurchase agreement, securities lending agreement or any other arrangement affecting legal or beneficial ownership of such iShares being tendered there are no restrictions precluding the tender and delivery of such iShares (including borrowed shares, if any) for redemption, free and clear of liens, on the redemption settlement date.

Section 1.08. Certain Payments or Distributions.

a.     With respect to any Purchase Order, the Trust acknowledges and agrees to return to the Authorized Participant any payment, distribution or other amount paid to the Trust in respect of any Deposit Property transferred to the Trust that, based on the valuation of such Deposit Property at the time of transfer, should have been paid to the Authorized Participant. Likewise, the Authorized Participant acknowledges and agrees to return to the Trust any payment, distribution or other amount paid to the Authorized Participant or any Authorized Participant Client in respect of any Deposit Property transferred to the Trust that, based on the valuation of such Deposit Property at the time of transfer, should have been paid to the Trust.

b.     With respect to any Redemption Order, the Authorized Participant on behalf of itself and any Authorized Participant Client acknowledges and agrees to return to the Trust any payment, distribution or other amount paid to it or an Authorized Participant Client in respect of any property transferred to the Authorized Participant or any Authorized Participant Client that, based on the valuation of such property at the time of transfer, should have been paid to the Trust. The Trust is entitled to reduce the amount of any property due to the Authorized Participant or any Authorized Participant Client by an amount equal to any payment, distribution or other sum to be paid to the Authorized Participant or to the Authorized Participant Client in respect of any property transferred to the Authorized Participant or any Authorized Participant Client that, based on the valuation of such property at the time of transfer, should be paid to the Trust. Likewise, the Trust acknowledges and agrees to return to the Authorized Participant or any Authorized Participant Client any payment, distribution or other amount paid to it in respect of any iShares transferred to the Trust that, based on the valuation of such iShares at the time of transfer, should have been paid to the Authorized Participant or such Authorized Participant Client.

Section 1.09. Governmental Sanctions. The Authorized Participant acknowledges and agrees that, if a deposit of Gold (as defined in the Procedures) made by the Authorized Participant with the Custodian (as defined in the Procedures) in connection with a Purchase Order includes any Gold which is subject to governmental sanctions applicable to brands of gold, including, without limitation, sanctions of The Office of Foreign Asset Control of the Department of Treasury of the United States applicable to brands of gold, the Custodian may reject the deposit of Gold. Upon written notification of such rejection by the Custodian to the Authorized Participant and its delivery agent, as applicable, and the Trustee and if agreed to by the Custodian, the Authorized Participant may replace the Gold subject to any such sanctions by depositing Gold with the Custodian not subject to any sanctions within twenty-four (24) hours of such notification. If the Authorized Participant does not so replace the Gold within such twenty-four (24) hour period, the Purchase Order corresponding with such deposit of Gold shall be deemed canceled

ARTICLE II

AUTHORIZED REPRESENTATIVES

Section 2.01. Certification. Concurrently with the execution of the Authorized Participant Agreement, the Authorized Participant shall deliver to the Trust a certificate signed by the Authorized Participant’s Secretary or other duly authorized person setting forth the names, e-mail addresses and telephone and facsimile numbers of all persons authorized to give instructions relating to any activity contemplated hereby or any other notice, request or instruction on behalf of the Authorized Participant (each an “Authorized Representative”) The Trustee may request updates to such certificate from time to time, in a form approved by the Trustee, but no more frequently than annually. Such certificate and any updates thereto may be accepted and relied upon by the Trust as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until (i) receipt by the Trustee of a superseding certificate or update to a certificate in a form approved by the Trustee bearing a subsequent date, or (ii) termination of the Authorized Participant Agreement.

Section 2.02. PIN Numbers. The Trustee shall issue to each Authorized Representative a unique personal identification number (“PIN Number”) by which such Authorized Representative shall be identified and instructions issued by the Authorized Participant shall be authenticated. The PIN Number shall be kept confidential and only provided to Authorized Representatives. The Authorized Participant may revoke any PIN Number at any time upon written notice to the Trustee, and the Authorized Participant shall be responsible for doing so in the event that it becomes aware that an unauthorized person has received access to a PIN Number or has or intends to use a PIN Number in an unauthorized manner.

If an Authorized Representative’s PIN Number is changed, the new PIN Number will become effective on a date mutually agreed upon by the Authorized Participant and the Trustee. The Authorized Participant agrees that, absent the Trustee’s fraud, willful misconduct or failure to deactivate the PIN Number promptly following a written request to do so from the Authorized Participant or the termination of the Authorized Participant Agreement, none of the Trust or the Trustee shall be liable for losses incurred by the Authorized Participant as a result of unauthorized use of a Authorized Representative’s PIN Number prior to the time the Authorized Participant provides notice to the Trustee of the termination or revocation of authority pursuant to Section 2.03.

Section 2.03. Termination of Authority. Upon the termination or revocation of authority of an Authorized Representative by the Authorized Participant or the revocation of a PIN Number by the Authorized Participant, the Authorized Participant shall (i) give immediate written notice of such fact to the Trustee and such notice shall be effective upon receipt by the Trustee; and (ii), if applicable, request a new PIN Number. The Trustee shall, as promptly as practicable, deactivate the PIN Number upon receipt of such written notice.

Section 2.04. Verification. The Trustee may assume that all instructions issued to it using an Authorized Representative’s PIN Number have been properly placed by the applicable Authorized Representative, unless the Trustee has actual knowledge to the contrary or the Authorized Participant has revoked the PIN Number. The Trustee shall have no duty to verify that an Order is being placed by an Authorized Representative. The Authorized Participant agrees that the Trustee shall not be responsible for any losses incurred by the Authorized Participant as a result of an Authorized Representative identifying himself or herself as a different Authorized Representative or an unauthorized person identifying himself or herself as an Authorized Representative, unless the Trustee previously received from the Authorized Participant written notice to revoke the PIN Number used by such person.

ARTICLE III

STATUS OF THE AUTHORIZED PARTICIPANT

Section 3.01. Clearing Status. The Authorized Participant represents, covenants and warrants that, as of the date of execution of the Authorized Participant Agreement, and at all times during the term of the Authorized Participant Agreement, the Authorized Participant is and will be entitled to use the clearing and settlement services of each of the national or international clearing and settlement organizations through which, in compliance with the Procedures, the transactions contemplated hereby will clear and settle. Any change in the foregoing status of the Authorized Participant shall terminate the Authorized Participant Agreement and the Authorized Participant shall give prompt written notice thereof to the Trustee.

Section 3.02. Broker-Dealer Status. The Authorized Participant represents and warrants that, unless the following paragraph is applicable to it, it is (i) registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (ii) qualified to act as a broker or dealer in the states or other jurisdictions where it transacts business to the extent so required by applicable law, and (iii) a member in good standing of FINRA. The Authorized Participant agrees that it will maintain such registrations, qualifications, and membership in good standing and in full force and effect throughout the term of the Authorized Participant Agreement. The Authorized Participant further agrees to comply with all Federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, to the extent such laws and regulations are applicable to the Authorized Participant’s transactions in iShares, and with the Constitution, By-Laws and Conduct Rules of FINRA applicable to its activities as an Authorized Participant, and that it will not offer or sell iShares in any state or jurisdiction where they may not lawfully be offered and/or sold.

Section 3.03. Foreign Status. If the Authorized Participant is offering and selling iShares in jurisdictions outside the several states, territories and possessions of the United States and is not otherwise required to be registered, qualified, or a member of FINRA as set forth in the preceding paragraph, the Authorized Participant nevertheless agrees to observe applicable laws.

Section 3.04. Compliance with Certain Laws. If the Authorized Participant is subject to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“U.S.A. PATRIOT Act”), the Authorized Purchaser is in compliance with the anti-money laundering and related provisions of the U.S.A. PATRIOT Act.

Section 3.05 Sanctions Program. The Authorized Participant represents, covenants and warrants solely to the Sponsor that it has established and presently maintains a sanctions program (the “Sanctions Program”) reasonably designed to prevent it from engaging in activities, financial transactions or other illicit purposes for or on behalf of individuals or entities in line with applicable sanctions laws and regulations, and it shall comply with the Sanctions Program and all applicable sanctions laws, regulations and rules now or hereafter in effect. The Authorized Participant acknowledges that that the Custodian may reject any Deposit Property which is subject to applicable sanctions, including without limitation OFAC sanctioned brands.

Section 3.06. Authorized Participant Status.

a.     The Authorized Participant understands and acknowledges that the method by which Baskets of iShares will be created and traded may raise certain issues under applicable securities laws. For example, because new Baskets of iShares may be issued and sold by the Trust on an ongoing basis, at any point a “distribution”, as such term is used in the 1933 Act, may occur. The Authorized Participant understands and acknowledges that some activities on its part, depending on the circumstances, may result in its being deemed a participant in a distribution in a manner which could render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act.

b.     The Sponsor shall ensure that the Prospectus contains an accurate and current listing of Authorized Participants.

ARTICLE IV

ROLE OF AUTHORIZED PARTICIPANT

Section 4.01. Independent Contractor. The Authorized Participant acknowledges and agrees that for all purposes of the Authorized Participant Agreement, the Authorized Participant will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust or the Trustee in any matter or in any respect. The Authorized Participant agrees to make itself and its employees available, upon request, during normal business hours to consult with the Trustee, the Sponsor or their designees concerning the performance of the Authorized Participant’s responsibilities under the Authorized Participant Agreement; provided, however, that the Authorized Participant shall be under no obligation to divulge or otherwise disclose any information that the Authorized Participant reasonably believes (i) it is under legal obligation not to disclose, or (ii) it is confidential or proprietary in nature.

Section 4.02. Rights and Obligations of DTC Participant. In executing the Authorized Participant Agreement, the Authorized Participant agrees in connection with any purchase or redemption transactions in which it acts for an Authorized Participant Client or for any other DTC Participant or indirect participant, or any other Beneficial Owner, that it shall extend to any such party all of the rights (to the extent permitted by applicable rules and regulations), and shall be bound by all of the obligations, of a DTC Participant in addition to any obligations that it undertakes hereunder or in accordance with the Procedures.

Section 4.03. Beneficial Owner Communications. The Authorized Participant agrees, subject to any limitations arising under federal or state securities laws relating to privacy or other obligations it may have to its customers, to assist the Trustee or the Sponsor in determining the ownership level of each beneficial owner relating to positions in iShares that the Authorized Participant may hold as record holder. In addition, the Authorized Participant agrees, in accordance with applicable laws, rules and regulations, at the request of the Sponsor or the Trustee to forward to such beneficial owners written materials and communications received from the requesting party in sufficient quantities to allow mailing thereof to such beneficial owners, including notices, annual reports, disclosure or other informational materials and any amendments or supplements thereto that may be required to be sent by the Sponsor or the Trustee to such beneficial owners pursuant to the Trust Agreement or applicable law or regulation, or that the Sponsor or the Trustee reasonably wishes to distribute, at its own expense, to such beneficial owners.

ARTICLE V

MARKETING MATERIALS AND REPRESENTATIONS

Section 5.01. Authorized Participant’s Representation. The Authorized Participant represents, warrants and agrees that it will not make, or permit any of its representatives to make, any representations concerning iShares other than those contained in or consistent with the Trust’s then current Prospectus or in any promotional materials or sales literature furnished to the Authorized Participant by the Sponsor. The Authorized Participant agrees to provide each purchaser of iShares, whenever required by Rule 173 under the 1933 Act, a notice in compliance with the provisions of such Rule. The Authorized Participant agrees not to furnish or cause to be furnished to any person or display or publish any information or materials relating to iShares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials), except such information and materials as may be furnished to the Authorized Participant by the Sponsor and such other information and materials as may be approved in writing by the Sponsor. The Authorized Participant understands that the Trust will not be advertised as offering redeemable securities, and that any advertising materials will prominently disclose that the iShares are not redeemable units of beneficial interest in the Trust. Notwithstanding the foregoing, the Authorized Participant may, without the approval of the Sponsor, prepare and circulate in the regular course of its business or for internal use, research reports, institutional communications (as such term is defined in FINRA Rule 2210 as of the date hereof), correspondence (as such term is defined in FINRA Rule 2210 as of the date hereof) and other similar materials that include information, opinions or recommendations relating to iShares, provided that such materials comply with applicable FINRA rules. Copies of the then current Prospectus of the Trust will be supplied by the Sponsor to the Authorized Participant in reasonable quantities upon request.

Section 5.02. Prospectus. The Sponsor will provide, or cause to be provided, to the Authorized Participant copies of the then current Prospectus and any printed supplemental information in reasonable quantities upon request. The Sponsor will notify, or cause to be notified, the Authorized Participant when a revised, supplemented or amended Prospectus for the iShares is available, and make available to the Authorized Participant copies of such revised, supplemented or amended Prospectus at such time and in such quantities as may be reasonable to permit the Authorized Participant to comply with any obligation the Authorized Participant may have to deliver such Prospectus to its customers. The Sponsor shall be deemed to have complied with this Section 5.02 when the Authorized Participant has received such revised, supplemented or amended Prospectus by e-mail, in printable form, with such number of hard copies as may be agreed from time to time by the parties promptly thereafter.

ARTICLE VI

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 6.01. Indemnification. The provisions of this Section 6.01 shall survive termination of the Authorized Participant Agreement.

a.     The Authorized Participant shall indemnify and hold harmless the Sponsor, the Trustee, the Trust, the Custodian (which the parties agree is a third-party beneficiary under this Subsection 6.01(a)) their respective subsidiaries, Affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an “Indemnified Party”) from and against any loss, liability, cost and expense (including attorneys’ fees) incurred by such Indemnified Party as a result of (i) any breach by the Authorized Participant of any representations or warranties of the Authorized Participant (including under Section 3.2 of the Trust Agreement); (ii) any failure on the part of the Authorized Participant to perform any of its obligations set forth in the Authorized Participant Agreement; (iii) any failure by the Authorized Participant to comply with applicable laws, including rules and regulations of self-regulatory organizations, that apply to it; or (iv) actions of such Indemnified Party in reliance upon any instructions issued in accordance with the Procedures reasonably believed by such Indemnified Party to be genuine and to have been given by the Authorized Participant.

b.     The Authorized Participant shall not be liable to any Indemnified Party for any damages arising out of (i) mistakes or errors in data provided in connection with purchase or redemption transactions except for data provided by the Authorized Participant, or (ii) mistakes or errors by, or arising out of interruptions or delays of communications with, the Trustee or any Indemnified Party.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Commencement of Trading.     The Authorized Participant may not submit an Order prior to the effectiveness of the registration statement, or amendment to the registration statement, filed with the Securities and Exchange Commission and pursuant to which the Authorized Participant is identified as such in the Prospectus.

Section 7.02.     Definitions. The capitalized terms used herein are defined as follows.

a.     “1933 Act” means the U.S. Securities Act of 1933, as amended.

b.     “Affiliate” shall have the meaning given to it by Rule 501(b) under the 1933 Act.

c.     “Authorized Participant Agreement” shall mean each Authorized Participant Agreement among the Authorized Participant, the Trustee and the Sponsor into which these Standard Terms shall have been incorporated by reference.

d.     “Authorized Participant” shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

e.     “Authorized Participant Client” means any party on whose behalf the Authorized Participant acts in connection with an Order (whether a customer or otherwise).

f.     “Authorized Representative” shall have the meaning ascribed to it in Section 2.01 hereof.

g.     “Basket” shall have the meaning ascribed to it in the Recitals to the Authorized Participant Agreement.

h.     “Beneficial Owner” shall have the meaning given to it by Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.

i.     “Custodian” shall have the meaning ascribed to it in the Procedures.

j.     “Deposit Property” means property which, in compliance with the provisions of the Trust Agreement, must be transferred by the Authorized Participant to the Trust in exchange for iShares.

k.     “DTC” means The Depository Trust Company.

l.       “DTC Participant” means a person that, pursuant to the DTC’s governing documents, is entitled to deposit securities with DTC in its capacity as a “participant”.

m.     “FINRA” means the Financial Industry Regulatory Authority.

n.     “Indemnified Party” shall have the meaning ascribed to it in Section 6.01.a hereof.

o.     “iShares” means shares issued by the Trust pursuant to the provisions of the Trust Agreement.

p.     “Order” shall have the meaning ascribed to it in Section 1 of the Authorized Participant Agreement.

q.     “Procedures” shall have the meaning ascribed to it in Section 1 of the Authorized Participant Agreement.

r.     “Prospectus” means the Trust’s current prospectus included in its effective registration statement, as supplemented or amended from time to time.

s.     “Purchase Order” shall have the meaning ascribed to it in Section 1 of the Authorized Participant Agreement.

t.     “Redemption Order” shall have the meaning ascribed to it in Section 1 of the Authorized Participant Agreement.

u.     “Sponsor” shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

v.     “Trust” shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

w.     “Trust Agreement” shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

x.     “Trustee” shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Sponsor and the Trustee have executed these Standard Terms as of the date first set forth above.

THE BANK OF NEW YORK MELLON, in its capacity as Trustee

By:	/s/ Patrick G. Griffin
Name: Patrick G. Griffin
Title: Vice President

iSHARES DELAWARE TRUST SPONSOR LLC, in its capacity as Sponsor

By:	/s/ Paul C. Lohrey
Name: Paul C. Lohrey
Title: President & CEO